UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

SpartanNash Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 1, 2022, SpartanNash Company (the “Company”) published a communication to the Company’s Associates from Tony B. Sarsam, the Company’s President and Chief Executive Officer. A copy of that communication can be found below.

Annual Shareholder Meeting Update: April 1, 2022

A couple of weeks ago, two activist investment firms announced that they had nominated candidates to the SpartanNash Board of Directors. I want to be transparent on these dealings and make sure you understand what’s happening and what to expect moving forward.

As a public company, we have a responsibility to be the best possible stewards of our business and create value for our shareholders. To help our shareholders understand our business and the strategy we are executing, we communicate transparently about our financial performance and other developments. We also regularly engage with shareholders to answer their questions and listen to their ideas for how we can improve SpartanNash.

Meanwhile, there is a growing population of what are commonly referred to as activist investors who purchase a stake in public companies with the specific intent to influence how those companies are managed and to make changes at the Board level. This is what the two investment firms are interested in doing at SpartanNash.

So, why are they focused on SpartanNash, and why now? What’s happening at SpartanNash is common. Many Fortune 500 companies face these kinds of activists. In fact, there are other major grocery companies facing a similar situation at this very moment. With the SpartanNash Annual Meeting of Shareholders coming up, their intent is to try to get new members of the Board of Directors elected.

Our point of view, which we shared in a press release on March 18, is that our current Board is best positioned to work with our Executive Leadership Team in helping build a stronger SpartanNash that continues to benefit our shareholders as well as our Associates, customers and communities. We have the right plan in place, and thanks to your hard work, we are delivering on what we said we would do.

Here’s what you can expect going forward. Later today, we will file what is known as a preliminary proxy statement for review by the U.S. Securities and Exchange Commission (the “SEC”). A proxy statement contains information regarding our company, our Board and our Annual Meeting of Shareholders. Once the SEC clears our proxy statement, we will be entering what is known as the official “solicitation period.” The solicitation period is like a campaign for any other election, where each side advocates for their nominees to be elected to the SpartanNash Board of Directors. During this period, both SpartanNash and the two activist investors will be communicating with shareholders through press releases, mailings, presentations and in-person meetings about why shareholders should vote for certain nominees.

Based on the communication we have seen thus far from these two firms, we strongly disagree with their views about SpartanNash and question whether they are acting in the best interest of all shareholders. And again, we are confident that our current strategy is the best path forward for the long-term. At every stage of this campaign, we will articulate our strategy and vision for SpartanNash. When these firms make inaccurate or misleading statements, you can expect a robust and intelligent defense of this fine company in our communications.

I am confident in our team’s ability to deliver on our Master Action Plan and create enduring value for our shareholders and other stakeholders. To do this, it’s important that we stay focused on taking care of our customers and carrying out our strategy because it is working…and it is the best path to continue enhancing our performance.

Please know that we will stay in regular communication with you on any new developments or updates associated with the upcoming Annual Meeting of Shareholders. Of course, if you ever have questions about media coverage you see or about communications we make as a company, we are here to help answer those questions.

People First is about building a company where we are proud of the work we do and can each grow and support our families. The company wins when we invest in people…and when the company wins, our shareholders win. I could not be prouder of this team, and I believe our future is bright. You, our Associates, are the heart and soul of Our Winning Recipe™.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s shareholders for the Company’s 2022 annual meeting of shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investor Relations” section of our website, www.spartannash.com, or by contacting SpartanNashIR@icrinc.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with matters to be considered at the Company’s 2022 annual meeting of shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2021 annual meeting of shareholders, filed with the SEC on April 13, 2021, the Company’s Annual Report on Form 10-K for the year ended January 2, 2022, filed with the SEC on March 2, 2022, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Company’s Proxy Statement for its 2022 annual meeting of shareholders and other relevant documents to be filed with the SEC, if and when they become available.